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                                  Exhibit c(3)

                                ESCROW AGREEMENT


         This ESCROW AGREEMENT is made and entered into as of March 14, 1997 ("Escrow Agreement") by and among First Union National Bank of Georgia, a national banking association (the "Escrow Agent"), Communications Central Inc., a Georgia corporation (the "Company") and PhoneTel Technologies, Inc., an Ohio corporation ("Parent").

         WHEREAS, Parent and the Company are parties to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which, as of the "Closing Date" (as such term is defined in the Merger Agreement), the Company will merge with and into PhoneTel Acquisition Corp., a Georgia corporation and wholly owned subsidiary of Parent ("Sub"), or Sub will merge with and into the Company;

         WHEREAS, Section 1.10 of the Merger Agreement provides for Parent to deposit into escrow the amount of $5,000,000 (the "Escrow Amount"), being delivered by Parent upon the signing of this Escrow Agreement;

         WHEREAS, the Company and Parent wish to enter into this Escrow Agreement providing for the terms and conditions upon which the Escrow Amount will be held and released by the Escrow Agent, and the Escrow Agent wishes to act as Escrow Agent pursuant to the terms and conditions of this Escrow Agreement; and

         WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

         Section 1. Deposit into Escrow Account. On the date of this Agreement, Parent is depositing the Escrow Amount with the Escrow Agent into an interest bearing escrow account established with the Escrow Agent entitled PhoneTel Technologies, Inc. Escrow Account (the "Escrow Account").

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         Section 2. Investments and Earnings. (a) The Escrow Agent is hereby authorized and directed to invest the Escrow Amount in (i) any security issued or guaranteed by the United States government or a governmental authority of the United States, (ii) certificates of deposit issued by a bank in the United States having a combined surplus of at least $500 million (a "Bank"), (iii) commercial paper with a rating of at least "Prime-1" by Moody's Investors Services, Inc. ("Moody's"), (iv) corporate bonds with a rating of Aa or Aaa by Moody's, or (v) publicly-traded money market funds investing in only the foregoing, in each case as specified by Parent to the Escrow Agent in writing. In any event, Parent shall not select any investment with a maturity which does not allow for sufficient liquidity to satisfy the obligations hereunder.

         (b) The Escrow Agent shall remit to Parent, on the last day of each month prior to the final distribution of the Escrow Amount pursuant to this Escrow Agreement, all earnings and interest (adjusted for any increase or decrease in the principal value of any investment or any capital gain or loss, as the case may be) upon the Escrow Amount.

         Section 3. Escrow Amount and Delivery. The Escrow Agent shall hold the Escrow Amount until the earlier of the Closing or the termination of the Merger Agreement, and distribute the Escrow Amount as follows:

                 3.1 Closing. At the Closing the Escrow Agent shall remit to Parent the Escrow Amount and all earnings and interest (adjusted for any increase or decrease in the principal value of any investment or any capital gain or loss, as the case may be) upon the Escrow Amount.

                 3.2 Termination of Merger Agreement - General. In the event that the Merger Agreement is terminated prior to the Closing, (i) Parent may notify the Escrow Agent of such termination and thereby request delivery of the Escrow Amount, (ii) the Escrow Agent must thereupon promptly notify the Company of Parent's request, (iii) the Company then shall have ten (10) days within which the Company can respond to the Escrow Agent and object to Parent's request on the basis that such termination was not in accordance with the terms of the

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Merger Agreement or that the Company is entitled to the Escrow Amount pursuant to Section 1.10 of the Merger Agreement, (iv) failure to respond within ten
(10) days of the Escrow Agent's notification will be deemed as consent on the part of the Company to the Escrow Agent's delivering the Escrow Amount to Parent and (v) actual or deemed consent by the Company will result in the Escrow Agent's delivery of the entire Escrow Amount to Parent.

                 3.3 Termination of Merger Agreement - Lack of Financing. In the event that the Merger Agreement is terminated solely due to the failure of either (x) the Minimum Condition (provided at least 50.1% of the Shares outstanding on a fully diluted basis have been validly tendered and not withdrawn) and neither Parent nor the Purchaser has waived the Minimum Condition, or (y) the Financing Condition (unless the failure of such Financing Condition is due solely to the failure of the Company to satisfy its obligations under Section 5.13 of the Merger Agreement), then (i) the Company may notify the Escrow Agent of such termination and thereby request delivery of the Escrow Amount pursuant to Section 1.10 of the Merger Agreement, (ii) the Escrow Agent must thereupon promptly notify Parent of the Company's request,
(iii) Parent then shall have ten (10) days within which it can respond to the Escrow Agent and object to the Company's request, (iv) failure to respond within ten (10) days of the Escrow Agent's notification will be deemed as consent on the part of Parent to the Escrow Agent's delivering the Escrow Amount to the Company and (v) actual or deemed consent by Parent will result in the Escrow Agent's delivery of the entire Escrow Amount to the Company.

                 3.4 Disputes. It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Amount, the Escrow Agent is authorized and directed to retain in its possession the amount in controversy until either (i) Parent and the Company direct the application or payment thereof by delivering a joint writing to the Escrow Agent or (ii) the Escrow Agent shall receive a certified copy of a final judgment of a court of competent jurisdiction with respect to a claim on the Escrow Amount. Upon receipt of such written direction from Parent and the Company or not sooner than five (5) days after receipt of such certified copy of a judgment, the Escrow Agent shall take action with respect

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to the amount in controversy as required by such direction or such judgment, as the case may be.

         Section 4. Interpleader Provision. Nothing contained in this Escrow Agreement shall preclude the right of the Escrow Agent to seek an adjudication in a court of competent jurisdiction as to the rights of the parties under this Escrow Agreement, and the Escrow Agent shall not be liable for any delay occasioned because of such resort to court. The Escrow Agent will be reimbursed for expenses, including reasonable counsel fees, in connection with performance of the Escrow Agent's duties under this Agreement, to be paid 50% by Parent and 50% by the Company.

         Section 5. Termination. This Escrow Agreement shall terminate upon the final distribution of the funds held by the Escrow Agent pursuant to this Agreement.

         Section 6. Compensation of Escrow Agent. The Escrow Agent shall be entitled to a fee for its escrow services in an amount calculated at a rate of $1,000 per annum, to be deducted from the Escrow Account.

         Section 7. Escrow Agent. (a) The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the Company and Parent, which shall specify a date (not less than thirty (30) days following the date of such notice) when such resignation shall take effect. Upon such notice, a successor escrow agent shall be selected by the Company and Parent, such successor escrow agent to become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Company and Parent are unable to agree upon a successor escrow agent within fifteen (15) days after the date of such notice, the Escrow Agent shall be entitled to appoint its successor, which shall be a Bank. The Escrow Agent shall continue to serve hereunder until its successor accepts the escrow and acknowledges receipt of the Escrow Amount.

         (b) The Company and Parent agree to release and hold the Escrow Agent harmless and indemnify it from any loss or claim whatsoever in conjunction with the performance of the duties of the Escrow Agent (including attorney's fees) as long as the Escrow Agent has complied with the provisions of this Escrow Agreement. Said

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indemnification shall be borne fifty percent (50%) by Parent and fifty percent
(50%) by the Company (unless otherwise determined by a court of competent jurisdiction) and shall survive the termination of this Agreement.

         Section 8. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered by hand, air courier or by confirmed facsimile or by reputable overnight delivery service, addressed as follows:

              If to Parent, to:

                   PhoneTel Technologies, Inc.
                   650 Statler Office Building
                   1127 Euclid Avenue
                   Suite 650
                   Cleveland, OH  44115-1601
                   Telephone Number:  216-241-2555
                   Facsimile Number:  216-241-2574
                   Attn:  Chairman

              with a copy to:

                   Skadden, Arps, Slate, Meagher
                     & Flom LLP
                   919 Third Avenue
                   New York, NY 10022
                   Telephone Number:  212-735-2760
                   Facsimile Number:  212-735-2000
                   Attn:  Stephen M Banker, Esq.

or:

              If to the Escrow Agent, to:

                   First Union National Bank of Georgia
                   999 Peachtree Street, N.E.
                   Corporate Trust Department
                   Suite 1100
                   Atlanta, GA 30309
                   Telephone Number: 404-827-7326
                   Facsimile Number: 404-827-7305
                   Attn: Ms. Nicole Stefanini

or:

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              If to the Company, to:

                   Communications Central Inc.
                   1150 Northmeadow Parkway
                   Suite 118
                   Roswell, GA  30076
                   Telephone Number:  770-442-7300
                   Facsimile Number:  770-751-9082
                   Attn:  President

              with a copy to:

                   Hunton & Williams
                   600 Peachtree Street, N.E.
                   Suite 4100
                   Atlanta, GA  30308
                   Telephone Number: 404-888-4045
                   Facsimile Number: 404-888-4190
                   Attn:  J. Stephen Hufford, Esq.

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date delivered if by hand, the day after delivery to the air courier service if sent by overnight mail, and five days following the date of mailing if mailed.

         Section 9. Entire Agreement. This Escrow Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         Section 10. Amendments; Waiver. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by written instrument signed by the parties hereto or, in the case of a waiver, the party waiving compliance.

         Section 11. Assignment. No assignment of any rights or delegations of any obligations provided for herein may be made by any party without the express written consent of all the other parties hereto.

         Section 12. Counterparts. This Escrow Agreement may be executed in two more counterparts, each of

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which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 13. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         Section 14. Benefit. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of them.

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         IN WITNESS WHEREOF, the parties hereto have affixed their signatures to this Escrow Agreement upon the date first set forth above.


                                       FIRST UNION NATIONAL BANK
                                         OF GEORGIA


                                       By:  /s/ R. Douglas Milner, VP
                                          --------------------------------

                                       COMMUNICATIONS CENTRAL INC.



                                       By:  /s/ Rodger L. Johnson
                                          --------------------------------
                                          Name:  Rodger L. Johnson
                                          Title: President and Chief Execu-
                                                 tive Officer


                                       PHONETEL TECHNOLOGIES, INC.



                                       By:  /s/ Peter G. Graf
                                          --------------------------------
                                          Name:  Peter G. Graf
                                          Title: Chairman